UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2015

FAIRMOUNT SANTROL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio	44026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 255-7263

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As previously disclosed, on August 28, 2015, Fairmount Santrol Holdings Inc. (the “Company”) announced that Van T. Smith became employed by the Company in an expert advisory role in place of his former role as an Executive Vice President of the Company, effective September 1, 2015. On December 30, 2015, the Company entered into a separation agreement (the “Agreement”) with Mr. Smith.

(e) Among its terms, the Agreement provides that Mr. Smith will receive severance benefits including (i) a lump sum severance payment of $230,000; (ii) five equal installment payments of $50,000 on April 1, 2016, July 1, 2016, October 3, 2016, January 6, 2017 and March 31, 2017; (iii) to the extent vested and exercisable as of the date of separation, Mr. Smith may exercise outstanding stock options until the earlier of (a) the end of the three-month period following the date of separation or (b) the expiration date of such stock options; and (iv) continuation of health insurance coverage under COBRA for up to 15 months, so long as Mr. Smith timely elects coverage and otherwise complies with the conditions of continuation. The Agreement also contains non-competition, non-solicitation, and non-disparagement provisions and a release of claims.

The foregoing is a summary of the material terms and conditions of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRMOUNT SANTROL HOLDINGS INC.

Date: December 31, 2015	By:	/s/ David J. Crandall
David J. Crandall
Vice President, General Counsel and Secretary

3